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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-51677 of Cincinnati Financial Corporation of our report dated February 4, 1998 appearing in the Prospectus, which is a part of such Registration Statement, and to the incorporation by reference of our report dated February 4, 1998 relating to the financial statement schedules appearing in the Annual Report on Form 10-K of Cincinnati Financial Corporation for the year ended December 31, 1997 and the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP


Cincinnati, Ohio
May 12, 1998